EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, JULY 31, 2014

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED
SECOND QUARTER 2014 RESULTS

	Second Quarter			First Half
	2014	2013	%	2014	2013	%
Earnings
$ Millions	8,780	6,860	28	17,880	16,360	9
$ Per Common Share
Assuming Dilution	2.05	1.55	32	4.15	3.67	13

Capital and Exploration
Expenditures - $ Millions	9,800	10,244	-4	18,236	22,019	-17

ExxonMobil Chairman REX W. TILLERSON commented:

“ExxonMobil’s financial results were achieved through strong operational performance and portfolio management.  We continue to enhance shareholder value by funding capital projects and delivering robust shareholder returns through dividends and share purchases.

Upstream production for the year remains in line with plans and we continue to add volumes from our high‑quality development portfolio through assets such as the Papua New Guinea LNG project, which started up ahead of schedule during the quarter.

Second quarter 2014 earnings were $8.8 billion, up 28 percent from the second quarter of 2013, reflecting strong operations and asset divestments.

Capital and exploration expenditures for the first half of 2014 were $18.2 billion, down 17 percent from the first half of 2013.

Through the first half of 2014, the Corporation distributed $11.7 billion to shareholders through dividends and share purchases to reduce shares outstanding.”

SECOND QUARTER HIGHLIGHTS
•	Earnings of $8,780 million increased $1,920 million or 28 percent from the second quarter of 2013.
•	Earnings per share (assuming dilution) were $2.05, an increase of 32 percent.
•	Capital and exploration expenditures were $9.8 billion, down 4 percent from the second quarter of 2013.
•	Oil‑equivalent production decreased 5.7 percent from the second quarter of 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2.3 percent.
•	Cash flow from operations and asset sales was $12.8 billion, including proceeds associated with asset sales of $2.6 billion.
•	The Corporation distributed $6 billion to shareholders in the second quarter of 2014, including $3 billion in share purchases to reduce shares outstanding.
•	Dividends per share of $0.69 increased 9.5 percent compared with the second quarter of 2013.
•

ExxonMobil shipped the first cargo of liquefied natural gas (LNG) from the Papua New Guinea (PNG) LNG project ahead of schedule.  PNG LNG is expected to produce more than nine trillion cubic feet of gas over its estimated 30 years of operations and exemplifies ExxonMobil’s leadership in project execution, advanced technologies, and marketing capabilities.

•

Offshore Sakhalin Island in Russia, the 42,000‑ton topsides of the Berkut platform were installed onto the gravity‑based structure at the Arkutun‑Dagi field.  The platform will be the largest offshore oil and gas production platform in Russia, making the Sakhalin shelf a model of world-class oil and gas sub-arctic project development.  Arkutun‑Dagi is expected to start up late this year and add up to 90 thousand barrels per day of oil (gross) to Sakhalin‑1 current production volumes.

•

Construction started on the ethane cracker at the Baytown, Texas, complex and associated premium product facilities in nearby Mont Belvieu.  The steam cracker will have a capacity of up to 1.5 million tons per year and provide ethylene feedstock for chemical processing at two new 650,000 tons per year high‑performance polyethylene lines at the Mont Belvieu plastics plant.

Second Quarter 2014 vs. Second Quarter 2013

Upstream earnings were $7,881 million in the second quarter of 2014, up $1,576 million from the second quarter of 2013.  Higher realizations increased earnings by $580 million.  Lower production volumes and sales timing impacts decreased earnings by $200 million.  All other items, primarily asset management impacts in Hong Kong, increased earnings by $1.2 billion.

On an oil‑equivalent basis, production decreased 5.7 percent from the second quarter of 2013.  Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2.3 percent.

Liquids production totaled 2,048 kbd (thousands of barrels per day), down 134 kbd from the second quarter of 2013.  The Abu Dhabi onshore concession expiry reduced volumes by 142 kbd.  Excluding this impact, liquids production was up slightly as project ramp‑up and work programs more than offset field decline.

Second quarter natural gas production was 10,750 mcfd (millions of cubic feet per day), down 604 mcfd from 2013, primarily due to lower demand and field decline.

Earnings from U.S. Upstream operations were $1,193 million, $97 million higher than the second quarter of 2013.  Non‑U.S. Upstream earnings were $6,688 million, up $1,479 million from the prior year.

Downstream earnings were $711 million, up $315 million from the second quarter of 2013.  Weaker refining margins decreased earnings by $330 million.  Volume and mix effects increased earnings by $280 million.  All other items, including asset management impacts and lower operating expenses, increased earnings by $370 million.  Petroleum product sales of 5,841 kbd were 76 kbd higher than last year's second quarter.

Earnings from the U.S. Downstream were $536 million, up $288 million from the second quarter of 2013.  Non‑U.S. Downstream earnings of $175 million were $27 million higher than last year.

Chemical earnings of $841 million were $85 million higher than the second quarter of 2013.  Margins were flat as improved commodities were offset by weaker specialties.  Volume and mix effects increased earnings by $60 million.  Second quarter prime product sales of 6,139 kt (thousands of metric tons) were 308 kt higher than last year's second quarter, driven by increased Singapore production.

Corporate and financing expenses were $653 million for the second quarter of 2014, up $56 million from the second quarter of 2013.

During the second quarter of 2014, Exxon Mobil Corporation purchased 30 million shares of its common stock for the treasury to reduce the number of shares outstanding at a cost of $3 billion.  Share purchases to reduce shares outstanding are currently anticipated to equal $3 billion in the third quarter of 2014.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased, or discontinued at any time without prior notice.

First Half 2014 vs. First Half 2013

FIRST HALF HIGHLIGHTS
•	Earnings were $17,880 million, up $1,520 million or 9 percent from the first half of 2013.
•	Earnings per share increased 13 percent to $4.15.
•	Oil‑equivalent production decreased 5.6 percent from 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2.6 percent.
•	Cash flow from operations and asset sales was $29 billion, including proceeds associated with asset sales of $3.7 billion.
•	The Corporation distributed $11.7 billion to shareholders in the first half of 2014 through dividends and share purchases to reduce shares outstanding.
•	Capital and exploration expenditures were $18.2 billion, down 17 percent from the first half of 2013.

Earnings of $17,880 million increased $1,520 million from 2013.  Earnings per share increased 13 percent to $4.15.

Upstream earnings were $15,664 million, up $2,322 million from the first half of 2013.  Higher realizations increased earnings by $990 million.  Production volume and mix effects decreased earnings by $190 million.  All other items, primarily asset sales, increased earnings by $1.5 billion.

On an oil‑equivalent basis, production was down 5.6 percent compared to the same period in 2013.  Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2.6 percent.

Liquids production of 2,098 kbd decreased 90 kbd compared to 2013.  The Abu Dhabi onshore concession expiry reduced volumes by 130 kbd.  Excluding this impact, liquids production was up 1.8 percent, driven by project ramp‑up, work programs, and lower downtime.

Natural gas production of 11,380 mcfd decreased 898 mcfd from 2013, as field decline and lower demand in Europe were partially offset by project ramp‑up, work programs, and lower downtime.

Earnings from U.S. Upstream operations were $2,437 million, up $482 million from 2013.  Earnings outside the U.S. were $13,227 million, up $1,840 million from the prior year.

Downstream earnings of $1,524 million decreased $417 million from 2013.  Lower margins, mainly refining, decreased earnings by $1.1 billion.  Volume and mix effects increased earnings by $370 million.  All other items, including lower operating expenses, increased earnings by $300 million.  Petroleum product sales of 5,829 kbd increased 69 kbd from 2013.

U.S. Downstream earnings were $1,159 million, down $128 million from 2013.  Non‑U.S. Downstream earnings were $365 million, a decrease of $289 million from the prior year.

Chemical earnings of $1,888 million were $5 million lower than 2013.  Lower margins decreased earnings by $160 million, while volume and mix effects increased earnings by $150 million.  Prime product sales of 12,267 kt were up 526 kt from 2013, driven by increased Singapore production.

Corporate and financing expenses were $1,196 million in the first half of 2014, up $380 million from 2013, primarily due to unfavorable tax impacts.

Gross share purchases for the first half of 2014 were $6.9 billion, reducing shares outstanding by 70 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 10 a.m. Central time on July 31, 2014.  To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2013 Form 10-K.  We assume no duty to update these statements as of any future date.

Frequently used terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement.  Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

			Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2014
(millions of dollars, unless noted)
	Second Quarter		First Half
	2014	2013	2014	2013
Earnings / Earnings Per Share

Total revenues and other income	111,647	106,666	218,420	215,023
Total costs and other deductions	97,496	93,898	189,042	186,217
Income before income taxes	14,151	12,768	29,378	28,806
Income taxes	5,034	5,793	10,891	12,070
Net income including noncontrolling interests	9,117	6,975	18,487	16,736
Net income attributable to noncontrolling interests	337	115	607	376
Net income attributable to ExxonMobil (U.S. GAAP)	8,780	6,860	17,880	16,360

Earnings per common share (dollars)	2.05	1.55	4.15	3.67

Earnings per common share
- assuming dilution (dollars)	2.05	1.55	4.15	3.67

Other Financial Data

Dividends on common stock
Total	2,966	2,794	5,698	5,355
Per common share (dollars)	0.69	0.63	1.32	1.20

Millions of common shares outstanding
At June 30			4,265	4,402
Average - assuming dilution	4,297	4,433	4,312	4,459

ExxonMobil share of equity at June 30			181,155	165,647
ExxonMobil share of capital employed at June 30			205,397	189,218

Income taxes	5,034	5,793	10,891	12,070
Sales-based taxes	7,871	7,552	15,287	15,044
All other taxes	9,306	8,986	18,163	17,767
Total taxes	22,211	22,331	44,341	44,881

ExxonMobil share of income taxes of
equity companies	1,412	1,380	3,232	3,319

			Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2014
(millions of dollars)
	Second Quarter		First Half
	2014	2013	2014	2013
Earnings (U.S. GAAP)
Upstream
United States	1,193	1,096	2,437	1,955
Non-U.S.	6,688	5,209	13,227	11,387
Downstream
United States	536	248	1,159	1,287
Non-U.S.	175	148	365	654
Chemical
United States	528	515	1,207	1,267
Non-U.S.	313	241	681	626
Corporate and financing	(653)	(597)	(1,196)	(816)
Net income attributable to ExxonMobil	8,780	6,860	17,880	16,360

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities
(U.S. GAAP)	10.2	7.7	25.3	21.2

Proceeds associated with asset sales	2.6	0.3	3.7	0.7

Cash flow from operations and asset sales	12.8	8.0	29.0	21.9

			Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2014

	Second Quarter		First Half
	2014	2013	2014	2013
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousands of barrels daily (kbd)
United States	458	419	450	427
Canada / South America	282	264	298	264
Europe	178	197	187	196
Africa	473	472	477	463
Asia	597	778	631	791
Australia / Oceania	60	52	55	47
Worldwide	2,048	2,182	2,098	2,188

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,421	3,581	3,417	3,585
Canada / South America	316	347	325	337
Europe	2,426	2,836	2,943	3,650
Africa	6	5	7	7
Asia	4,070	4,174	4,293	4,344
Australia / Oceania	511	411	395	355
Worldwide	10,750	11,354	11,380	12,278

Oil-equivalent production (koebd)[1]	3,840	4,074	3,995	4,234

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2014

	Second Quarter		First Half
	2014	2013	2014	2013
Refinery throughput (kbd)
United States	1,711	1,745	1,761	1,778
Canada	418	435	398	432
Europe	1,445	1,400	1,438	1,397
Asia Pacific	686	771	694	781
Other	194	115	191	132
Worldwide	4,454	4,466	4,482	4,520

Petroleum product sales (kbd)
United States	2,651	2,525	2,628	2,528
Canada	494	470	491	453
Europe	1,525	1,527	1,519	1,493
Asia Pacific	733	835	747	864
Other	438	408	444	422
Worldwide	5,841	5,765	5,829	5,760

Gasolines, naphthas	2,436	2,327	2,418	2,341
Heating oils, kerosene, diesel	1,887	1,791	1,876	1,791
Aviation fuels	412	469	420	461
Heavy fuels	379	431	404	446
Specialty products	727	747	711	721
Worldwide	5,841	5,765	5,829	5,760

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,351	2,360	4,743	4,724
Non-U.S.	3,788	3,471	7,524	7,017
Worldwide	6,139	5,831	12,267	11,741

			Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2014
(millions of dollars)
	Second Quarter		First Half
	2014	2013	2014	2013
Capital and Exploration Expenditures
Upstream
United States	2,698	2,643	4,790	4,733
Non-U.S.	5,696	6,634	10,868	15,391
Total	8,394	9,277	15,658	20,124
Downstream
United States	296	221	524	480
Non-U.S.	386	354	698	704
Total	682	575	1,222	1,184
Chemical
United States	502	198	899	312
Non-U.S.	212	192	445	394
Total	714	390	1,344	706

Other	10	2	12	5

Worldwide	9,800	10,244	18,236	22,019

Exploration expenses charged to income
included above
Consolidated affiliates
United States	104	69	139	196
Non-U.S.	389	384	669	700
Equity companies - ExxonMobil share
United States	50	1	51	2
Non-U.S.	63	223	85	224
Worldwide	606	677	944	1,122

		Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share[1]

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05

[1]		Computed using the average number of shares outstanding during each period.